Exhibit 3.2

CERTIFICATE OF ELIMINATION
OF
SERIES A PREFERRED STOCK
OF
PLBY GROUP, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

PLBY GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby submit and certify the following:

WHEREAS: Pursuant to the authority granted to the Board of Directors of the Company (the “Board”) pursuant to the Company’s Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Section 151(g) of the DGCL, the Board previously authorized the issuance of, and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of, 50,000 shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), as evidenced by the Certificate of Designation with respect to such Series A Preferred Stock filed with the Secretary of State of the State of Delaware on May 16, 2022 (as amended, the “Series A Certificate of Designation”).

WHEREAS: No shares of Series A Preferred Stock are outstanding, and none will be issued subject to the Series A Certificate of Designation governing such Series A Preferred Stock.

WHEREAS: It is the desire of the Board to eliminate the Series A Certificate of Designation, and the Board does hereby provide authority for the Company to eliminate such Series A Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED: Pursuant to the provisions of Section 151(g) of the DGCL, all matters set forth in the Series A Certificate of Designation with respect to the Series A Preferred Stock are hereby eliminated from the Certificate of Incorporation, and the shares that were designated as Series A Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer on the 12th day of November, 2024.

PLBY GROUP, INC.

By:	/s/ Chris Riley
Name: Chris Riley
Title: General Counsel and Secretary